Exhibit 10.2

FIRST AMENDMENT TO THE QRE GP, LLC LONG-TERM INCENTIVE PLAN

The Board of Directors of QRE GP, LLC, a Delaware limited liability company (the “Company”), hereby makes this First Amendment (the “First Amendment”) to the QRE GP, LLC Long Term Incentive Plan (as amended, the “Plan”) this March 10, 2014.

WHEREAS, the Company originally established the Plan to be effective as of December 22, 2010, for purposes of providing incentive compensation awards to certain employees, officers, consultants and advisors of the Company, QR Energy, LP (the “Partnership”) and their affiliates which are based on the Partnership’s common units (the “Units”);

WHEREAS, the Board of Directors of the Company has determined that there are no longer sufficient shares of Units available for issuance under the Plan to meet the Company’s needs for future grants during the coming years;

WHEREAS, the Board of Directors of the Company has determined that it is the best interest of the Partnership and its Unitholders to increase the number of Units available for issuance under the Plan so that the Company may continue to grant incentive and reward opportunities to eligible participants under the Plan;

WHEREAS, the Board of Directors of the Company has determined that 3,000,000 additional Partnership Units should be approved for issuance under the Plan;

WHEREAS, the Board of Directors of the Company has also determined that the Plan should be amended in order to delete any provisions in the Plan that would allow Partnership Units that were redeemed for the payment of exercise prices of income tax withholding to be returned to the Unit reservation pool for the Plan; and

NOW THEREFORE, for and in consideration of the foregoing and the agreements contained herein, the Plan shall be amended as follows:

1.	Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the same meaning ascribed thereto in the Plan.

2.	Amendment to Section 4(a). Subject to the subsequent approval of the Partnership’s Unitholders of the approval of the following amendments, Section 4(a) of the Plan is hereby deleted in its entirety and replaced with the following:

Overall Number of Units Available for Delivery. The number of Units that was approved on December 22, 2010 for deliverance with respect to Awards under the Plan was 1,800,000. As of February 3, 2014, zero Units remained outstanding and subject to Awards. On March 10, 2014, an additional 3,000,000 Units were added to the Plan for deliverance with respect to Awards under the Plan, subject to adjustment as provided in Section 4(c). Units withheld from an Award or surrendered by a Participant to satisfy the Partnership’s or an Affiliate’s tax withholding obligations or to satisfy the payment of any exercise price with respect to the Award (including the withholding of Units with respect to Restricted Units) shall be considered to be Units delivered under the Plan for this purpose. If any Award is forfeited, cancelled, exercised, or otherwise terminates or expires without the actual delivery of Units pursuant to such Award (the grant of Restricted Units is not a delivery of Units for this purpose), the Units subject to such Award shall again be available for Awards under the Plan (including Units not delivered in connection with the exercise of an Option or Unit Appreciation Right). There shall not be any limitation on the number of Awards that may be granted and paid in cash.

3.	Remainder of Plan. Except as expressly provided herein, the Plan remains in full force and effect.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be duly executed in its name and on its behalf by its duly authorized representative on the date set forth above.

QRE GP, LLC

By:	/s/ Gregory S. Roden
Name:	Gregory S. Roden
Title:	Senior Vice President and General Counsel